EXHIBIT 99.1

At eGames, Inc.                          At The Financial Relations Board:
---------------                          ---------------------------------
Jerry Klein                              Glenn Sapadin (212) 661-8030
President and CEO
(215) 750-6606 (Ext. 118)
Tom Murphy
VP, Finance and CFO
(215) 750-6606 (Ext. 113)

For Immediate Release


                EGAMES REPORTS FISCAL FOURTH QUARTER EPS OF $0.01
                          ON NET SALES INCREASE OF 123%


Record  Fourth   Quarter  and   Full-Year  Net  Sales  Benefit  From   Expanding
Distribution Channels

Langhorne, PA - July 27, 2000 - eGames, Inc. (Nasdaq: EGAM), a leading publisher and developer of Family Friendly(TM), value-priced computer software games for players of all ages, today announced financial results for the fiscal fourth quarter and year ended June 30, 2000.

Net sales for the fiscal 2000 fourth quarter increased 123% to $3.1 million, compared to $1.4 million for the same period a year earlier. The Company's gross profit for the fiscal 2000 fourth quarter more than doubled to $1,804,000, or 58.6% of net sales, compared to $741,000, or $53.6% of net sales, in the Company's fiscal 1999 fourth quarter. This $1,063,000 increase in gross profit, or 143% improvement, represents higher net sales and gross profits achieved through the expansion of the Company's retail distribution network and the Company's corresponding increase in market share within the value-priced software category.

Net income for the fiscal 2000 fourth quarter was $77,000, or $0.01 per diluted share, compared to a net loss of $863,000, or $0.09 per diluted share, for the fourth quarter of 1999, representing the Company's first-ever profitable fiscal fourth quarter. The Company's improved bottom-line performance reflects a significant increase in net sales combined with management's ability to effectively manage fixed expenses.

Net sales for the fiscal 2000 year-end were $13.6 million, an increase of 36%, compared to net sales of $10 million for the fiscal 1999 year-end. Net income for the 2000 fiscal year was $458,000, or $0.05 per diluted share, compared to net income of $463,000, or $0.05 per diluted share, for the 1999 fiscal year.

Jerry Klein, President and Chief Executive Officer of eGames, said, "We are very pleased with our strong fourth quarter performance as demand for our product increased, reflecting our focus on delivering high-quality Family Friendly games to the value-priced segment of the home computer market. This in turn has enabled us to more than double our market share over the past year, from 2% in May 1999 to 4.6% in May 2000 according to independent research by both PC Data and the NPD Group.

                                    - more -

"eGames' business model is significantly different today than what it was when we entered fiscal 2000. As a result of our direct-to-market sales strategy launched in March 1999, 32% of the Company's fiscal 2000 net sales came from direct sales to North American retailers, versus only 5% for fiscal 1999. Moreover, eGames made significant inroads into the food and drug retail markets, resulting in 13.5% of fiscal 2000 revenues being generated through these retailers, versus only 3.4% in fiscal 1999," continued Mr. Klein.

"Whereas almost 70% of our net sales were generated through third-party distributors in 1999, we have brought that number down to 48% in fiscal 2000. This was made possible by our ability to successfully develop direct relationships with more than a dozen major retail chains including Walgreen's, Staples and CompUSA," said Mr. Klein.

"While our direct-to-market strategy is working very well, we continue to see significant sales generated through our third-party distributors. Our relationships with GT Interactive, Navarre, Merisel and Beamscope, in particular, have been very fruitful as sales via each of these distributors grew significantly, compared to both fourth quarter and full-year fiscal 1999 results. Meanwhile, sales made through our e-commerce superstore, launched in January 1999, have more than tripled to $177,000 in fiscal 2000, compared to $51,000 in fiscal 1999. We believe that the www.egames.com web site has also helped to promote offline sales, as gaming enthusiasts can sample our games online before buying them at their favorite store," added Mr. Klein.

"Our Store-In-A-Store program is another strategy intended to increase sales going forward. The Store-In-A-Store concept seeks to market high-quality, value-priced games from a variety of leading publishers in one display unit, including eGames and other leading game publishers. Initial interest from retailers has been strong as we prepare to roll-out the program later this summer in time for the back-to-school selling season. This program is intended to further expand our market share and contribute to improved top and bottom-line results in fiscal 2001," concluded Mr. Klein.

eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names in order to generate customer loyalty, encourage repeat purchases and differentiate the eGames Software products to retailers and consumers.

Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.
        --------------

This press release contains certain forward-looking statements, including without limitation, statements regarding the ability of the Company's
Store-in-a-Store program to increase sales in the future; the success of the roll-out of the Company's Store-in-a-Store program and the timing of this roll-out; the ability of the Store-in-a-Store Program to increase the Company's

                                    - more -
market share and improve top and bottom-line results for fiscal 2001; and the continued success of the Company's business strategy to generate positive financial performance. The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to sell the Store-in-a-Store program to retailers on commercially acceptable terms and the timely implementation of the program; successful sell-through results for the Company's products at retail stores; the ability of the Company to accurately estimate sell-through volume when an order is shipped; the amount of unsold product that is returned to the Company by retail stores; the Company's ability to accurately predict the amount of product returns that will occur and the adequacy of the reserves established for such returns; the Company's ability to continue to enter into new distribution and direct sales relationships on commercially acceptable terms as well as the ability to generate continued sales within existing retail and distribution relationships; the ability of the Company to continue to increase its market share; increased selling, general and administrative costs, including increased legal expenses, costs and charges; the allocation of adequate shelf space for the Company's products in major chain retail stores; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; the timeliness and success of developing and selling products; the acceptance by the market of the Company's products; and various other risk factors described in the Company's reports, including Form 10-KSB for the year ended June 30, 1999 and Form 10-QSB for the quarter ended March 31, 2000, filed by the Company with the Securities and Exchange Commission.


                            -financial tables follow-
                                  eGames, Inc.

                      Consolidated Statements of Operations
                                   (Unaudited)

                                                 Three months ended               Years ended
                                                       June 30,                     June 30,
                                              -------------------------    -------------------------

                                                 2000          1999           2000          1999
                                                 ----          ----           ----          ----
Net sales                                     $ 3,077,595   $ 1,383,264    $13,640,160   $10,022,305

Cost of sales                                   1,274,025       642,182      5,271,828     3,596,982
                                              -----------   -----------    -----------   -----------

Gross profit                                    1,803,570       741,082      8,368,332     6,425,323

Operating expenses:
    Product development                           195,256       233,772        860,327       936,938
    Selling, general and administrative         1,528,490     1,350,073      6,957,707     4,814,345
                                              -----------   -----------    -----------   -----------

        Total operating expenses                1,723,746     1,583,845      7,818,034     5,751,283

Operating income (loss)                            79,824      (842,763)       550,298       674,040

Interest expense (income), net                        256          (666)        11,967        31,761
                                              -----------   -----------    -----------   -----------

Income (loss) before income taxes                  79,568      (842,097)       538,331       642,279

Provision for income taxes                          2,454        20,937         80,750       179,724
                                              -----------   -----------    -----------   -----------
Net income (loss)                             $    77,114   ($  863,034)   $   457,581   $   462,555
                                              ===========   ===========    ===========   ===========


Net income (loss) per common share:
            - Basic                           $      0.01   ($     0.09)   $      0.05   $      0.05
                                              ===========   ===========    ===========   ===========
            - Diluted                         $      0.01   ($     0.09)   $      0.05   $      0.05
                                              ===========   ===========    ===========   ===========

Weighted average common shares
     outstanding - Basic                        9,749,975     9,600,935      9,706,813     9,494,988

Dilutive effect of common stock equivalents        50,744         - 0 -        290,200       344,453
                                              -----------   -----------    -----------   -----------
Weighted average common shares
     outstanding - Diluted                      9,800,719     9,600,935      9,997,013     9,839,441
                                              ===========   ===========    ===========   ===========


                                  eGames, Inc.

                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                 As of
                                                                June 30,
                                                                  2000
                                                                --------

                                     ASSETS

Current assets:
   Cash and cash equivalents                                   $ 1,139,178
   Accounts receivable, net of allowances - $1,329,098           2,742,414
   Inventory                                                     2,175,142
   Prepaid expenses                                                263,595
                                                               -----------
          Total current assets                                   6,320,329

Furniture and equipment, net                                       336,135
Other assets                                                       295,043
------------                                                   -----------
          Total assets                                         $ 6,951,507
                                                               ===========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                               $    59,487
   Accounts payable                                              2,073,076
   Accrued expenses                                                623,189
   Convertible subordinated debt                                   150,000
   Capital lease obligations                                        18,971
                                                               -----------
          Total current liabilities                              2,924,723

Capital lease obligations, net of current portion                      984
Notes payable, net of current portion                              124,220
-------------------------------------                          -----------
          Total liabilities                                      3,049,927

Stockholders' equity:

   Common stock, no par value (40,000,000 shares authorized;
          9,981,875 issued and 9,749,975 outstanding)            9,134,234
   Additional paid-in capital                                    1,148,550
   Accumulated deficit                                          (5,810,588)
   Treasury stock, at cost - 231,900 shares                       (501,417)
   Accumulated other comprehensive loss                            (69,199)
                                                               -----------
          Total stockholders' equity                             3,901,580
                                                               -----------
          Total liabilities and stockholders' equity           $ 6,951,507
                                                               ===========